News Release

Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES REPRICING OF ITS TERM LOAN B DEBT

FOREST CITY, IOWA, December 8, 2017 - Winnebago Industries, Inc. (NYSE: WGO) (“Winnebago”), a leading United States (U.S.) recreation vehicle manufacturer, announced today a successful repricing of a $260 million Term Loan B facility. Winnebago successfully priced the facility at an interest rate of LIBOR plus 3.5% to replace the previous facility that carried an interest rate of LIBOR plus 4.5%.

In conjunction with the repricing of the Term Loan B facility, Winnebago also amended its existing $125 million ABL facility. Interest rates on the amended ABL will now be from LIBOR plus 125bps to 175bps in place of the previous range of LIBOR plus 150bps to 200bps. The interest rate primarily depends upon the amount borrowed on the ABL.

About Winnebago Industries
Winnebago Industries is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago's investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-looking Statements
This release contains forward-looking statements that relate to future events. Winnebago cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect Winnebago’s current expectations, and Winnebago does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Winnebago statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond Winnebago’s control, which could cause actual results to differ materially from the forward-looking statements. Statements related to, among other things, the New Term Loan Facility, expected interest expense savings, and expenses related to the write-off of certain debt issuance costs constitute forward-looking statements. For a description of additional factors that may cause Winnebago’s actual results, performance, or expectations to differ from any forward-looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Winnebago’s public reports filed with the Securities and Exchange Commission.

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